Exhibit 99.1

Cogo Reports Strongest Ever First Quarter Results
New COGO 3.0 Online Marketplace Strategy to Accelerate SME Growth

•
Q1 Net Revenue: $104.4 million in accordance with Generally Accepted Accounting Principles (“GAAP”) (a year-over-year increase of 28.9%) and EPS Diluted attributable to Cogo Group, Inc. of $0.11 GAAP and $0.20 Non-GAAP (a year-to-year increase of 20.3% Non-GAAP)

•	Management provides Q2 2011 guidance of $111-$113 million in revenue and estimated Non-GAAP EPS Diluted of $0.22

SHENZHEN, China, May 5, 2011—Cogo Group, Inc. (NASDAQ: COGO) (“Cogo” or the “Company”), one of the leading gateways for global semiconductor companies to access the industrial and technology markets in China, today announced unaudited financial results for its first quarter ended March 31, 2011. The Company reported quarterly revenue of $104.4 million, up 28.9% year-over-year compared to $81.0 million reported in the first quarter of 2010.

Jeffrey Kang, CEO of Cogo commented, “First of all, I am very pleased with another set of strong quarterly results posted by Cogo. Once again, we surpassed revenue and earnings expectations and demonstrated that we are clearly back in high growth mode. In the quarter, we generated $10.4 million in operating cash flows, which is impressive given the need to invest in working capital to support a business growing at nearly 30%. Our Small and Medium Enterprises (“SME”) revenue grew nearly 40% from the prior year period, as we grew our SME customer base by 15% and our SME Average Revenue Per User (“ARPU”) by well over 20% year-over-year.”

Mr. Kang continued, “Next, I would like to briefly discuss the launch of a new business strategy that we have been planning and testing for nearly a year; one which I am very excited about and which will be the cornerstone for the next phase of high growth for Cogo over the next five years.”

“Today, I am announcing our new online strategy, called “COGO 3.0”, which will launch later this quarter.  COGO 3.0, which will be divided into two distinct but intertwined subgroups, focuses on applications and products. It will utilize the Internet to enhance our push into the SME market by accelerating our SME customer growth and significantly lowering our SME acquisition costs. We will launch a number of websites, blogs and social networking sites aimed specifically at leveraging our already powerful position within the massive and influential China engineer community, numbering in the range of 50-100 million.”

 “Our mission to create a unique, transaction-based Business-to-Business (“B-to-B”) solutions platform to create a one-stop marketplace for solutions and applications, while also leveraging the increasingly viral nature of the engineering decision-making process in China. The R&D work from our 300 engineers will remain a core competency, but we are creatively expanding our reach to capture more quickly and cost effectively, a $100 billion marketplace with 42 million SMEs. Simply put, we have reached a point where we need a more scalable solution to more efficiently and quickly reach SME customers while simultaneously influencing the decision-making engineer community in a viral and effective manner.”

Mr Kang added, “On Monday this week, Cogo Group Cayman, Inc., a wholly owned subsidiary of Cogo, filed a Form F-4, which, if approved by a shareholder proxy vote, would change our domicile to the Cayman Islands. This change in domicile would offer us the flexibility to dual-list Cogo shares on the Hong Kong Stock Exchange, if we choose to do so. We believe that this will help us to drive shareholders’ value by broadening our shareholder base beyond U.S. investors. We will update the status of this endeavor as necessary.”

Financial Results

Net income attributable to Cogo Group, Inc. for the first quarter of 2011 was $4.1 million, up 18.7% from $3.5 million reported in the same period last year, with Non-GAAP net income attributable to Cogo Group, Inc. up 20.3% over the same period last year. Earnings per share (“EPS”) Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.11, and Non-GAAP EPS Diluted attributable to Cogo Group, Inc. was $0.20, up 20.3% from the first quarter of 2010.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q1 2011(1) (unaudited)	Q1 2010(1) (unaudited)	Percentage Change
Net Revenue	$104,418	$80,987	28.9%
Cost of Sales	$89,584	$69,548	28.8%
Gross Profit	$14,834	$11,439	29.7%
Operating Expenses	$9,787	$7,848	24.7%
Net Income attributable to Cogo Group, Inc.	$4,132(2)	$3,481	18.7%
EPS Diluted attributable to Cogo Group, Inc.	$0.11	$0.09	18.7%
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.20(2)	$0.17	20.3%

(1)	The US dollar (“USD”) amounts are calculated based on the conversion rate of $1 to RMB6.5483 as of March 31, 2011 and $1 to RMB6.8258 as of March 31, 2010.
(2)
Included in the Q1 2011 net income attributable to Cogo Group, Inc. was $2.9 million of share-based compensation expense recognized in accordance with Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation and $0.8 million of acquisition related costs, such as amortization of intangible assets and related deferred taxation. Non-GAAP net income attributable to Cogo Group, Inc was $7.8 million.

Revenue Review

Revenue for the first quarter was $104.4 million, an increase of 28.9% compared to $81.0 million reported for the same period in 2010. The revenue breakdown includes: $57.2 million, or 54.8% of total sales for digital media (including mobile handsets business), representing a 21.6% increase year-over-year; $23.3 million, or 22.3% of total sales for telecommunications equipment, representing a 19.2% increase year-over-year; and $23.9 million, or 22.9% of total sales relating to industrial business, representing a 76.8% increase year-over-year. The Company did not record any revenue from service business in the first quarter compared to $0.9 million reported for the same period last year. The Company is currently participating in what management believes to be some of the fastest growing end-markets in China, including the smart grid, wind power, smart meter, automotive, high-speed railway and medical equipment sectors. Over time, Cogo expects to expand into other verticals in the industrial space, such as security.

Customers and ARPU Update
Cogo’s SME customer base was approximately 1,500-1,600 at the end of the first quarter. Cogo’s total customer base is now 1,600-1,700.

Cogo’s blue-chip ARPU was around $700 thousand to $750 thousand in the first quarter of 2011. The Company’s SME ARPU in the quarter was around $20 thousand to $25 thousand.

In the first quarter of 2011, blue-chip customers accounted for approximately 66% of total Cogo revenue, down from approximately 68% for the same period in 2010. SME customers accounted for the remaining approximately 34% of total revenue in the quarter. Management expects that over time, 50% of Cogo’s revenue will be derived from SME customers.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $89.6 million compared to $69.5 million in the first quarter of 2010, representing an increase of 28.8% year-over-year. Gross profit for the first quarter was $14.8 million, up 29.7%, compared to $11.4 million during the first quarter of last year. Gross margin for first quarter was 14.2%, compared to 14.1% reported for the first quarter of 2010.

Operating expenses, including selling, general and administrative, and research and development expenses, totaled $9.8 million, up 24.7%, compared to $7.8 million reported for the first quarter of last year.

Income from operations was $5.0 million, an increase of 40.5% from $3.6 million reported in the same period of 2010. Operating margin for the first quarter of 2011 was 4.8% compared to 4.4% for the first quarter of 2010. Excluding the effects of share-based compensation expenses and acquisition-related costs, such as amortization of intangible assets and related deferred taxation, operating margin would have been 8.5% for the first quarter of 2011, compared to 8.3% for the same period in 2010. The effective tax rate for the first quarter of 2011 was 10.8%, compared to 10.0% for the same period in 2010. Included in the income tax expense for the quarter ended March 31, 2011 was a deferred income tax benefit of $0.2 million as a result of the amortization of intangible assets of $1.0 million. Noncontrolling interests’ share of income was $0.4 for the first quarter of 2011 and $0.04 million for the first quarter of 2010.

Net income attributable to Cogo Group, Inc. for the first quarter of 2011 was $4.1 million or EPS Diluted attributable to Cogo Group, Inc. of $0.11 on a U.S. GAAP basis, compared to net income of $3.5 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.09, in the first quarter of 2010. Included in the first quarter of 2011 was $2.9 million attributable to share-based compensation expense and $0.8 million attributable to acquisition related costs, such as amortization of intangible assets and related deferred taxation. Excluding share-based compensation expenses and acquisition related costs, such as amortization of intangible assets and related deferred taxation, the Non-GAAP net income would have been $7.8 million, or $0.20 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the first quarter of 2011. The weighted average number of shares used in the calculation of diluted EPS was 39.2 million compared to 38.2 million in the first quarter of 2010.

Balance Sheets and Cash Flows
Cogo Group, Inc. equity was $268.0 million as of March 31, 2011, an increase from $258.7 million as of December 31, 2010. The Company continues to be in a strong financial position with a current ratio of 2.8 to 1 and a net cash position of $85.0 million, or approximately $2.24 per share as of March 31, 2011.  The Company had operating cash flows of $10.4 million at the end of the first quarter and utilized approximately $5.5 million for acquisitions in the quarter.

Inventories increased from $38.0 million on December 31, 2010 to $49.6 million as of March 31, 2011 as the Company continued to target new revenue growth opportunities. Some inventories were accumulated in order to meet the needs of our customers in a potentially tightened supply chain following the Japan earthquake. Consequently, Inventory turnover days was 50 days in the first quarter of 2011 compared to 36 days in the prior quarter. It is expected that inventory turns will return to 40 to 50-day level in the second quarter. Accounts receivable decreased from $103.3 million on December 31, 2010 to $100.7 million as of March 31, 2011 as the Days Sales Outstanding increased from 84 to 88 days. Accounts payable increased from $9.6 million at the end of 2010 to $20.8 million as of March 31, 2011 and Days Payable Outstanding increased from 9 to 21 days sequentially. Cogo’s cash conversion cycle increased from 111 days in the fourth quarter of 2010 to 117 days in the first quarter of 2011.  Cogo’s cash conversion cycle in the first quarter of 2011 is similar to the cash conversion cycle posted in the fourth quarter of 2010.

Total cash, including pledged bank deposits, increased slightly to $156.7 million reported at the end of the first quarter, from $156.3 million as at December 31, 2010. Bank borrowings decreased from $76.7 million as of December 31, 2010 to $71.6 million reported as of December 31, 2011, reduction is primarily due to repayment of bank borrowings as a result of increased operating cash flows generated in the first quarter.

Cogo Group, Inc. equity was $265.3 million as of March 31, 2010, an increase of 3.5% from $256.4 million as of December 31, 2010. During the first quarter of 2011, the Company did not repurchase any shares due to restriction of the insider trading and blackout policy.  Cogo continues to view share buybacks as a strategic use of cash.

Cogo 2011 Q1 Earnings Results Conference Call
Date/ Time:
May 5, 2011 (Thursday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-877-941-1427
International: +1-480-629-9664

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=0000848E

Replay (from 05/05/2011 at 7:30 pm to 05/12/2011 at 11:59 pm ET):
US/ Canada Toll-Free: 1-800-870-5176 (Passcode: 4434239)
International: +1 -858-384-5517 (Passcode: 4434239)

About Cogo Group, Inc.:
Cogo Group, Inc. (Nasdaq: COGO) is one of the leading gateways for global semiconductor companies to access the rapidly growing Industrial and Technology sectors in China. Through its unique business-to-business services platform, Cogo designs customized embedded solutions using technology from suppliers including Intel, Broadcom, Xilinx, SanDisk, Freescale, Atmel and others for a customer base of over 1,600 Chinese OEMs/ODMs. Cogo’s customer list includes approximately 100 blue-chip companies, including ZTE, BYD and NARI, as well as over 1,500 Small and Medium Enterprises (SMEs). The Company serves a broad list of rapidly growing end-markets in China, including 3G Smartphones, Tablets, Automotives, High-Speed Railway, Smart Meter/Smart Grid, Healthcare and High Definition Television (“HDTV”). Cogo’s fastest growing end-market is Industrial business, which constituted close to 18% of total company sales at the end of 2010. Cogo has approximately 600 employees, with about 300 focused on engineering and 200 in direct sales.

For further information:
Investor Relations
www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:                      +852 2730 1518
U.S.:                      +1 (646) 291 8998
Fax:                      +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, telecommunications and industrial applications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo’s consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc. which is net income attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs, such as amortization of intangible assets and related deferred taxation, and 2) Non-GAAP basic and diluted EPS attributable to Cogo, which is basic and diluted EPS excluding share-based compensation expenses and acquisition related costs such as amortization of intangible assets and related deferred taxation. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliation of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and acquisition related costs such as amortization of intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management’s internal comparisons to Cogo’s historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter.

Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation expenses and acquisition related costs,  such as amortization of intangible assets and related deferred taxation that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010		December 31, 2010
	USD’000	RMB’000	RMB’000
Assets
Current assets:
Cash	101,113	662,121	699,650
Pledged bank deposits	55,551	363,758	332,050
Accounts receivable, net	100,680	659,285	681,911
Bills receivable	5,464	35,778	31,001
Inventories	49,619	324,921	250,573
Income taxes receivable	173	1,135	2,478
Prepaid expenses and other receivables	6,734	44,095	49,338
Total current assets	319,334	2,091,093	2,047,001
Property and equipment, net	2,381	15,591	14,613
Goodwill and intangible assets, less accumulated amortization, RMB128,908 thousand (USD19,686 thousand) in 2011 and RMB122,637 thousand in 2010	63,490	415,750	258,935
Other assets	353	2,314	1,468
Total Assets	385,558	2,524,784	2,322,017
Liabilities and equity
Current liabilities:
Accounts payable	20,815	136,306	63,283
Bank borrowings	71,643	469,137	505,888
Income taxes payable	2,784	18,231	16,153
Accrued expenses and other liabilities	17,552	114,936	15,581
Total current liabilities	112,794	738,610	600,905
Deferred tax liabilities	4,804	31,456	13,777
Total liabilities	117,598	770,066	614,682
Equity
Common stock: Par value: USD0.01 Authorized: 200,000,000 Shares Issued: 41,306,657 shares in 2011 and 41,181,529 shares in 2010 Outstanding: 35,973,892 shares in 2011 and 35,848,764 shares in 2010	510	3,340	3,332
Additional paid in capital	203,827	1,334,717	1,315,806
Retained earnings	113,601	743,895	716,839
Accumulated other comprehensive loss	(18,097)	(118,501)	(117,479)
	299,841	1,963,451	1,918,498
Less cost of common stock in treasury, 5,332,765 shares in 2011 and 2010	(34,588)	(226,495)	(226,495)
Total Cogo Group, Inc. equity	265,253	1,736,956	1,692,003
Noncontrolling interest	2,707	17,726	15,332
Total equity	267,960	1,754,682	1,707,335
Total liabilities and equity	385,558	2,524,748	2,322,017

COGO GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended March 31,
	2011	2011	2010
	USD’000	RMB’000	RMB’000
Net Revenue
Product sales	104,418	683,762	546,846
Services revenue	-	-	5,953
	104,418	683,762	552,799
Cost of sales
Cost of goods sold	(89,584)	(586,624)	(469,948)
Cost of services	-	-	(4,773)
	(89,584)	(586,624)	(474,721)
Gross profit	14,834	97,138	78,078
Selling, general and administrative expenses	(6,464)	(42,331)	(37,560)
Research and development expenses	(3,321)	(21,745)	(16,031)
Other operating income (expenses)	(2)	(10)	27
Income from operations	5,047	33,052	24,514
Interest expense	(474)	(3,103)	(1,115)
Interest income	478	3,130	3,294
Earnings before income taxes	5,051	33,079	26,693
Income tax expense	(546)	(3,573)	(2,659)
Net income	4,505	29,506	24,034
Less net income attributable to noncontrolling interest	(373)	(2,450)	(273)

Net income attributable to Cogo Group, Inc.	4,132	27,056	23,761

	USD	RMB	RMB
Earnings per share attributable to Cogo Group, Inc.
Basic	0.11	0.71	0.64
Diluted	0.11	0.69	0.62

Weighted average number of common shares outstanding
Basic		37,994,774	37,144,442
Diluted		39,174,483	38,168,035

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

	Three Months ended March 31,
	2011		2010
	$	’000	$	’000
Net Income
GAAP net income attributable to Cogo Group, Inc.		4,132		3,481
Share-based compensation expenses		2,889		2,352
Amortization of intangible assets and related deferred taxation		800		667
Non-GAAP net income attributable to Cogo Group, Inc.		7,821		6,500

Income from operation
GAAP income from operations		5,047		3,591
Share-based compensation expenses		2,889		2,352
Amortization of intangible assets		958		799
Non-GAAP income from operation		8,894		6,742

Operating Margin
GAAP operating margin		4.8%		4.4%
Non-GAAP operating margin		8.5%		8.3%

Earnings per share	$		$
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted		0.11		0.09
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted		0.20		0.17

Weighted average number of common shares outstanding
Basic		37,994,774		37,144,442
Diluted		39,174,483		38,168,035